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                                                                    EXHIBIT 20.1

NEWS FROM
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[Logo]

FOR IMMEDIATE RELEASE
March 17, 1995


For further information, contact:
Charles A. Nekvasil
Director of Public and Investor Relations
Acme Metals Incorporated
(708) 841-8383, Ext. 2266


                      ACME METALS, SMS SCHLOEMANN SIEMAG AG
                    SIGN JOINT DEVELOPMENT PROGRAM AGREEMENT

RIVERDALE, IL, March 17, 1995 -- Acme Metals Incorporated today announced that its Acme Steel Company subsidiary, now engaged in a major modernization and expansion of its steel making operations, has signed a Joint Development Program Agreement with SMS Schloemann Siemag AG, Dusseldorf.

SMS is the primary equipment supplier for Acme Steel's modernization and expansion project, which includes installation of a continuous thin slab caster/hot strip mill at Acme's Riverdale, IL plant.

"Existing installations of the SMS Compact Strip Production (CSP) technology have successfully cast low- to mid-carbon steels. SMS has successfully cast higher carbon and alloy steels on CSP pilot plants. Under this development program, we will jointly develop commercial CSP casting practices for those additional products," explained Brian W.H. Marsden, Acme Metals Chairman and Chief Executive Officer.

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Acme Metals Incorporated
Acme, Schloeman Agreement Add-1


The agreement includes gain sharing and penalty provisions, along with joint licensing provisions under which Acme and SMS will share revenues from licensing improvement patents and process know-how developed by the program. Terms were not disclosed.

Acme Metals Incorporated, through its operating subsidiaries, is a fully integrated producer of steel, steel strapping and strapping tools, welded steel tube, and auto and light truck jacks. Its common stock is traded on NASDAQ's National Market System under the symbol ACME, and on the Toronto Stock Exchange under the symbol AMK.


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